Exhibit 10.17

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

BETWEEN

DUOJECT MEDICAL SYSTEMS INC.

50 de Gaspé Street, Complex B-5

Bromont, Quebec, Canada

J2L 2N8

AND

REVANCE THERAPEUTICS, INC.

7555 Gateway Blvd.

Newark, CA 94560

USA

THIS AGREEMENT (the “Agreement”) is entered into as of April 30, 2010

BY AND BETWEEN:	DUOJECT MEDICAL SYSTEMS INC., a corporation incorporated according to the laws of Canada, having its registered office at 50 de Gaspé Street, Complex B-5, Bromont, Province of Quebec, Canada, J2L 2N8

Hereinafter called “DUOJECT”

AND:	REVANCE THERAPEUTICS, INC., a company duly organized and existing under the laws of Delaware, with its principal offices located at 7555 Gateway Blvd., Newark, State of California, U.S.A. 94560

Hereinafter called “REVANCE”

REVANCE and DUOJECT shall each be referred to as a “Party” and jointly as “Parties”.

WHEREAS, DUOJECT agrees to use its best efforts to develop, manufacture and supply components to be used in conjunction with a Reconstitution/Application Apparatus according to the specifications contained in the Product Design Specifications attached hereto as Annex “A” (hereinafter referred to, and further defined below as the “RAA”) and further as appears from a sketch of the RAA set out therein as Figure 1.

WHEREAS, DUOJECT agrees that REVANCE shall have the exclusive right to sell and distribute and to have the RAA assembled by a third party so that the RAA can be commercialized to be used with topical neuromuscular paralytic agents.

NOW THEREFORE, in consideration of the above covenants and mutual promises herein contained, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.1	As used in this Agreement, each term listed below shall have the meaning that is given after it:

“Accessories” shall mean the components not supplied by DUOJECT but by any other independent entity hired by REVANCE and used in conjunction with the RAA.

“Affiliate(s)” shall mean any corporation, firm, partnership or other legal entity that, directly or indirectly, is controlled by, is in control of or under common control with the Party in question, but only for so long as such control continues to exist. For the purpose of this Agreement “control” means ownership of over fifty percent (50%) of the equity having the power to vote on or otherwise direct the affairs of the entity.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Applicable Law” shall mean all laws applicable to the manufacture, processing, marketing, and distribution of the RAA, including, without limitation, the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, including all applicable principles and guidelines of good manufacturing practices; and all other corresponding laws, ordinances, rules and regulations of any other applicable jurisdiction.

“Binding Period” has the meaning set out in Section 6.2 hereof.

“Business Days” means Monday through Friday inclusive, save and except for any legal holidays constituted as such in the Province of Quebec which occurs on any such week day.

“Confidential Information” has the meaning set out in Section 12.8.

“Development Work” has the meaning attributed to it in Section 2.1 hereof.

“Duoject IP” shall mean all patentable and non-patentable inventions, Intellectual Property, discoveries, improvements, modifications, data, trade secrets, know-how and any equivalence thereof which are generated by DUOJECT during the Term hereof and in accordance with this Agreement and which shall include, but is not limited to, pending patent applications and any amendment provisional or further modifications thereof.

“Effective Date” means the date of the signature of this Agreement.

“Election Date” has the meaning set out in Section 3.1 hereof.

“Field” means topical neuromuscular paralytic agents.

“Flexible Period” has the meaning set out in Section 6.2 hereof.

“Information” means any and all information, data or result which is in the possession of or available to REVANCE or its affiliates and/or DUOJECT or its affiliates necessary or useful in the evaluation, manufacturing, placing on the market, and obtaining of approvals with relevant regulatory bodies of the RAA in connection with the Field.

“Intellectual Property” means and includes, without limitation, all discoveries, developments, ideas, concepts, work of authorship, trade secrets, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, inventions, copyright, industrial designs and all other intellectual and industrial property rights of any sort throughout the world now known or hereafter recognized.

“Lot” means a specific quantity of RAAs manufactured pursuant to a single, continuous process run as specified in a purchase order of REVANCE.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Material Breach” means a breach by DUOJECT of its obligations under this Agreement which a reasonable person conversant with the industry and markets in which the Parties are involved would deem to be of sufficient seriousness so as to deprive REVANCE of the material benefits expected from this Agreement or affect the ability of REVANCE to carry out its planned business activities or obligations with regard to third parties.

“Outside Date” means the date attributed in Section 7.1

“PDS” shall mean the Product Design Specifications document attached hereto as Annex “A”.

“Quality System Regulation” means the quality system regulation for medical devices, as defined in 21 C.F.R. Part 820, as amended from time to time, or a foreign equivalent thereof.

“RAA” means the single use, Reconstitution/Application Apparatus developed by DUOJECT as described in Annex “A”.

“Registration” means approvals required by any authority or regulatory bodies, necessary to market, distribute and use the RAA in the Territory pursuant to this Agreement during the Term of this Agreement.

“Specifications” means: (i) the technical and quality parameters included in the PDS to which the parties agree to constitute acceptable standards for the manufacture of the RAA; and (ii) regulatory requirements applicable to the RAA if and when the RAA is marketed or used in the Field all of which may be updated or amended from time to time. These Specifications are valid for the USA. Other countries/markets may require new or modified Specifications to meet legal or regional regulatory requirements to market the RAA, in which event the parties shall mutually agree on the terms and conditions of any such modifications, but any additional required work shall be performed at reasonable rates as specified in Annex “E”.

“Term” has the meaning as set out in Section 10.1.

“Territory” means the World.

“Trigger Event” means: 1) a Failure to Supply (as defined in Section 6.5); or 2) REVANCE terminates the Agreement in accordance with Sections 10.2, 10.3 or 10.4.

ARTICLE II – DEVELOPMENT WORK

2.1	DUOJECT shall use its best business efforts to develop the RAA in accordance with the terms and conditions of this Agreement and as more fully described and set out in Annex A, Annex B and Annex C (the “Development Work”).

2.2	DUOJECT shall use its best business efforts to achieve the deliverables listed in Annex A following the project timeline shown in Annex B.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.3	REVANCE acknowledges that the RAA and any device-related improvements, modifications or change that may arise therefrom are and will remain DUOJECT IP. The RAA contains Information which is confidential and proprietary to DUOJECT. Notwithstanding the foregoing, DUOJECT acknowledges that both DUOJECT and REVANCE have joint ownership of the Intellectual Property reflected in the patent application which was made on the 30th day of October, 2009 with the US Patent Office and bears Application Number 61256837. In addition, the parties shall jointly own all right, title and interest (including all related intellectual property rights) in and to any Invention that is conceived or developed jointly by employees or consultants of both parties (collectively with the above-referenced patent, “Joint IP”). Each party shall have the right to non-exclusively license and otherwise fully exploit all Joint IP without further consent of or accounting to the other party; provided that DUOJECT’s rights in Joint IP shall be subject to the exclusive licenses granted to REVANCE in this Agreement. Each party shall ensure that it has agreements with its employees and contractors sufficient to allow it to effectuate the foregoing ownership of joint rights of the Joint IP. No other rights or licenses are granted by either party except as expressly set forth in this Agreement, and, for clarity, REVANCE grants no rights or licenses regarding Intellectual Property which may be developed by REVANCE.

2.4	In due consideration for the Development Work and all other services performed by DUOJECT and the rights granted to REVANCE under this Agreement, REVANCE agrees to pay DUOJECT the amount not exceeding that quoted in Annex “C”, such compensation being in the form of agreed milestone payments. DUOJECT shall notify REVANCE upon successful completion of each milestone. A milestone will be presumed to be accepted by REVANCE unless it objects in writing within thirty (30) days after DUOJECT’S notification, such objection to specify the reasons for non-acceptance. DUOJECT shall invoice REVANCE upon successful completion (and acceptance) of each milestone in accordance with Annex “C”. REVANCE shall pay such invoices within thirty (30) days after receipt of the invoice, unless such milestone has not been accepted as set forth above in good faith. Each invoice shall reference the applicable milestone and be denominated in United States currency. REVANCE agrees that DUOJECT shall not be responsible for any delay in the Development Work resulting from a delay of payment by REVANCE. No additional charges or fees are binding on REVANCE unless approved in writing by REVANCE and then only if notified according to this Section 2.4.

2.5	The terms of this Agreement, including, but not limited to the milestone dates and the specific tasks to be completed as part of the Development Work, may only be modified by means of a written document signed by REVANCE and DUOJECT. REVANCE may make changes within the general scope of the Development Work by means of a written change order. If any change order causes an increase or decrease in the cost of, or the time required for, the performance of the Development Work, DUOJECT will notify REVANCE in writing within thirty (30) days and request that a reasonable adjustment be made to the milestone date and/or amount payable and provide appropriate supporting documentation; provided that such changes shall be made at no additional charge to REVANCE if it relates to DUOJECT’s fault or negligence. Any adjustment shall be mutually agreed in writing, but any such work shall be performed at reasonable rates as specified in Annex “E”.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.6	DUOJECT shall at all times during the term of this Agreement dedicate an experienced team of designers including one senior project manager. DUOJECT shall appoint a senior project manager to serve as the single point-of-contact and liaison between DUOJECT and REVANCE for Development Work. The project manager will be responsible for the coordination of all Development Work.

2.7	DUOJECT shall keep REVANCE fully informed of the status of the Development Work. DUOJECT shall provide to REVANCE on a regular basis summary reports which shall include progress and results of the Development Work, a description of any issues encountered in meeting milestones, and if any issues are encountered, proposed recovery methods.

ARTICLE III – RIGHTS AND OBLIGATIONS

3.1	Subject to the provisions hereof, DUOJECT hereby grants to REVANCE an exclusive, worldwide, sub-licensable license (subject to DUOJECT’s prior written approval (for sublicensing) which shall not be unreasonably withheld) to use, distribute, sell, offer for sale, import and deliver the RAA for use in the Field and in the Territory during the Term of this Agreement under REVANCE’s brand name provided that DUOJECT’S name as the manufacturer of the RAA is also displayed on the RAA in a reasonable manner and location. Subject to the next following sentence, DUOJECT agrees that neither it nor its Affiliates shall during the Term (nor shall any of them authorize or support any third party to), directly or indirectly, make, use, distribute, sell, offer for sale, import or otherwise exploit in the Field the RAA, any improvements, modifications, or derivatives thereof or successors thereto, or any device that performs substantially the same function in a similar manner. In the event that the RAA is not made commercially available within [***] of U.S. regulatory approval or within [***] from the effective date of this Agreement, whichever date shall first occur (the “Election Date”), the following terms shall apply. If, upon the occurrence of the Election Date, REVANCE has not made the RAA commercially available, REVANCE shall have the option (within 30 days after the Election Date) of: (i) terminating this Agreement upon written notice to DUOJECT; or (ii) electing by written notice to DUOJECT to continue the Agreement on a year to year basis in accordance with the following provisions of 3.1.1 and 3.1.2:

3.1.1	Should the RAA not be commercially available by the Election Date and should REVANCE elect to continue the Agreement, then for the first year commencing from the Election Date, REVANCE shall accompany the notice to that effect with a payment of [***] Dollars ($[***] USD). For each subsequent year thereafter, if the RAA is not yet commercially available, the same election process shall apply, but during each such year REVANCE will instead be required to purchase the minimum RAA units set forth in Section 6.7 to maintain this Agreement in effect for the corresponding year (but, for purposes of determining such minimums, the parties shall treat the second year after the Election Date as if it were the second year after first commercial sale described in that Section and all subsequent years shall be treated in a corresponding manner).

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.1.2	When the RAA becomes commercially available to the public, the provisions of section 6.7 of the Agreement shall apply. For purposes of determining which yearly annual minimum threshold applies under Section 6.7 thereafter, each year by which Revance extended this Agreement under Section 6.1 above shall be deemed to be a year in which Revance had made commercial sales of the RAA. For example, if Revance had extended the Agreement for two full years after the initial Election Date prior to making a commercial sale, then the applicable annual minimum for purposes of Section 6.7 for the following year would be deemed to be the amount applicable to the [***] year of minimums specified in Section 6.7 (or [***] RAA units).

3.2	REVANCE shall not use, distribute and sell the RAA for use with any other compound other than as described in the Field. Should REVANCE wish to use, distribute and sell the RAA for use with any compound outside the Field, a separate agreement shall be entered into by the Parties which shall be subject to their mutual agreement.

3.3	DUOJECT represents, warrants, and covenants that it shall (i) provide the services under this Agreement in a professional, workmanlike and diligent manner, including but not limited to packaging and supply of the RAA in accordance with: (a) Quality System Regulations; (b) the Specifications; (c) any other terms or conditions herein; and (d) all applicable laws, rules, and regulations.

3.4	As set out in Annex C, REVANCE acknowledges that specialized or dedicated equipment is required to manufacture the RAA for REVANCE. The different equipment options and estimated costs associated with the purchase, installation and validation of such equipment is as set out in the attached Annex C. DUOJECT agrees to install and validate the equipment offered by DUOJECT and selected by REVANCE and shall bill REVANCE for the associated pre-approved costs for such selected equipment. REVANCE shall make such payment to DUOJECT no later than thirty (30) days after REVANCE receives an invoice from DUOJECT. Title to the equipment shall be in REVANCE’s name and shall be maintained free of any liens, claims, encumbrances, or the like. If DUOJECT wishes to use the specialized or dedicated equipment for manufacture of a product other than the RAA for REVANCE, DUOJECT and REVANCE shall meet and discuss the technical and practical ramifications of such use and appropriate compensation to REVANCE. Any such use shall be subject to REVANCE’s prior written approval.

ARTICLE IV – PDS / SPECIFICATIONS / REGISTRATION DESCRIPTION

4.1	Both parties agree to promptly notify each other in writing of any requested change in the Specifications for the RAA that may be required or necessary to comply with any legal or regulatory requirement during the Term of this Agreement. REVANCE acknowledges that DUOJECT may from time to time advise REVANCE of recommended changes to the RAA because of manufacturing and other similar reasons.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2	DUOJECT agrees to make every effort to make the modifications requested by REVANCE to the Specifications provided such modifications are technically feasible and that, the duration of development proposed by DUOJECT (using best efforts to complete such development as soon as feasible) with respect to such modifications is accepted by REVANCE and that REVANCE pays DUOJECT for all costs and expenses incurred in meeting such modifications under request at reasonable time and materials rates as specified in Annex “E”. REVANCE acknowledges that DUOJECT may increase the price referred to in this Agreement in the Annexes attached hereto as a result of any such agreed modification to reflect the foregoing.

4.3	DUOJECT shall within forty-five (45) days from REVANCE’s request notify REVANCE of such additional costs, expenses, changes to time lines and charges as such changes would entail along with supporting documentation.

4.4	If DUOJECT is not able to make the modifications that REVANCE has requested in accordance with the foregoing section, the provisions of this Agreement shall continue until the Parties have arrived at a mutual agreeable decision as to any future course of events provided that, should the Parties not be able to agree within thirty (30) days, DUOJECT agrees that REVANCE may terminate this Agreement in which event, REVANCE agrees that it shall have no license hereunder to exploit, use, market or sell any RAA or other item which incorporates DUOJECT IP and shall otherwise be bound by the provisions of Article X hereof.

4.5	DUOJECT undertakes not to modify the Specifications without first having received the prior written approval of REVANCE.

4.6	Subject to Section 4.2, neither Party will have any obligation under any requested change unless and until such change is mutually agreed upon in writing by the Parties.

ARTICLE V – RAA REGISTRATION

5.1	REVANCE shall be responsible for obtaining registrations for the RAA relevant to the Field in the Territory. As between the parties, REVANCE shall be responsible for complying with and submitting any and all regulatory documentation, test results, test specifications, documentation and information to the relevant authorities in order to obtain the necessary clearance to allow REVANCE’s use of the RAA in the Field and in the Territory.

5.2

DUOJECT agrees to provide REVANCE with such Information and all assistance as necessary in obtaining any and all registration for the use of the RAA and exercise of REVANCE’s rights hereunder in the Territory (including, without limitation, promptly reviewing and, to the extent that it is within. DUOJECT’s ability to do so, providing feedback on those portions of REVANCE’s proposed regulatory submissions relating to DUOJECT’s manufacturing or packaging procedures) for the fee specified in Annex “C”. Should DUOJECT subsequently provide any additional documentation and/or information not contemplated by Annex C, DUOJECT shall prior to proceeding, provide a cost proposal for such additional work. REVANCE shall be the sole owner of any

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regulatory submission filed pursuant to this Agreement. All of DUOJECT’s obligations under this Article V shall be performed using appropriately skilled personnel with relevant experience.

ARTICLE VI – SUPPLY AND DELIVERY

6.1	Subject to Section 3.1, DUOJECT agrees to supply REVANCE on an exclusive basis with its requirements of the RAA at the prices and upon the terms and conditions specified herein. Without limiting Section 6.5, nothing in this Agreement shall limit REVANCE’s right, in its discretion, to buy products similar or equivalent to the RAA from any third party during the Term of this Agreement, but this sentence is not intended to grant (and does not grant) REVANCE (or any third party) any license to (or other rights to infringe or use) DUOJECT’s IP in connection with such third party activities. REVANCE acknowledges that the RAA incorporates DUOJECT’s IP as well as that which is contained in the device marketed publicly by DUOJECT and known as the Inter-Vial, and consequently that DUOJECT is not restricted by this Agreement in the supply, sale, distribution or manufacture of the DUOJECT Inter-Vial to any third party outside of the Field.

6.2	REVANCE shall provide DUOJECT with a 12-month rolling forecast during which the first six (6) months shall be considered binding on both Parties (the “Binding Period”) and the remaining six (6) months being considered non-binding and illustrative only and subject to modification by REVANCE (the “Flexible Period”) REVANCE shall place purchase orders for the RAA at least one hundred and thirty-five (135) days prior to delivery. DUOJECT shall acknowledge its acceptance of such Purchase Orders within ten (10) working days; DUOJECT may only reject that portion of a Purchase Order that calls for the delivery of RAA in less than one hundred and thirty-five (135) days after the Purchase Order was received by DUOJECT and it is not commercially feasible for DUOJECT to deliver such RAA in the requested timeframe. Purchase Orders shall indicate the quantity, delivery date, delivery country and address to which the relating invoice for the RAA shall be sent. For the first three (3) years of this Agreement, any purchase orders from REVANCE may vary by the greater of (a) +/- 50% from the provided corresponding Flexible Period forecast, and (b) [***] units of the RAA, without any financial consequences to REVANCE, and DUOJECT will use its best efforts to address this initial production period. For future years, any purchase order emanating from REVANCE which vary by more than +/- 25% from the quotation relating to the Flexible Period forecast shall be subject to DUOJECT’s written approval within ten (10) business days (which shall not be unreasonably withheld). For clarity, to the extent DUOJECT is able to fulfill orders outside the limits provided in this Section there shall be no charges or penalties to REVANCE (other than the per unit price for the additional units ordered).

6.3	DUOJECT shall deliver the RAA to REVANCE ex works (Incoterms 2000) following receipt of REVANCE’s Purchase Order (and on the delivery dates set forth therein), subject to Section 6.2. Each shipment of the RAA shall be accompanied by the agreed documentation set forth in the Specifications including, but not limited to DUOJECT’s certificate of conformity that the shipment of the RAA meets the Specifications.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.4	DUOJECT shall keep complete and accurate records reflecting all information necessary or useful in verifying its manufacturing procedures and specifications and any charges that may be billed to REVANCE hereunder on a time and materials basis (if any), and all other records relevant to DUOJECT’s performance hereunder as required by Applicable Law. REVANCE may visit the premises where the RAAs are being manufactured for and/or on behalf of REVANCE at mutually agreed times and review DUOJECT’s manufacturing operations relating to the RAA during regular business hours after having provided at least five (5) Business Days notice to DUOJECT to permit REVANCE to verify compliance by DUOJECT with the Specifications, Applicable Law and quality assurance standards and general compliance by DUOJECT with its obligations under this Agreement and to discuss any related issues with DUOJECT’s manufacturing and management personnel. DUOJECT shall bear the costs of any audit if DUOJECT has breathed this Agreement. DUOJECT shall provide REVANCE with copies of DUOJECT’s manufacturing records relating to the RAA for the purposes of assuring the RAA’s quality and compliance with agreed-upon manufacturing procedures. DUOJECT also agrees to allow the FDA to conduct any audit which the FDA requires and DUOJECT agrees to reasonably cooperate with the FDA in connection with such audit. DUOJECT shall provide prompt notice to REVANCE of any audit or inspection involving the FDA, and REVANCE shall have the right to accompany such auditors and participate in any such audit and/or inspection.

6.5	Subject to article 12.1, in the event that DUOJECT is unable or unwilling to manufacture or supply the RAA in accordance with REVANCE’s purchase orders (“Failure to Supply”) or another Trigger Event occurs, REVANCE may establish a licensed second source for the manufacture and supply of the RAA and DUOJECT shall cooperate and assist REVANCE in such transition (including without limitation, providing all specialized tooling, molds (which belong to REVANCE), data, know-how and other information related to DUOJECT’s manufacturing process with respect to the RAA (“Transition Information”)). In connection with a Failure to Supply or other Trigger Event and/or any supply transition under Section 12.1, DUOJECT hereby grants REVANCE an exclusive, perpetual, irrevocable, royalty-bearing, sublicensable right and license in the Field, under DUOJECT’s intellectual property rights, to make and have made, use, sell, offer for sale and import the RAA and any improvements, modifications or derivatives thereof or successors thereto. Without limiting the foregoing license grant, the parties agree to memorialize a long form license agreement (“License Agreement”) that will contain, but will not be restricted to, substantially the following terms (if Failure to Supply or another Trigger Event occurs):

6.5.1	an undertaking by REVANCE that it will actively market the RAA;

6.5.2	a minimum annual payment that is creditable against royalties with respect to units of RAA sold, distributed and/or manufactured by REVANCE of [***] U.S. Dollars ($[***]), payable in quarterly installments on the first day of each quarter, commencing on the first day of the third month following the month in which the RAA becomes commercially available to the public (the “Minimum Royalty”);

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.5.3	an undertaking by REVANCE to pay each quarter subject to applying a credit against the Minimum Royalty a running royalty which will commence with the first day of the first quarter of the term of the License Agreement for each unit of the RAA sold by or for REVANCE or by or for a permitted sub-licensee of REVANCE in accordance with the following royalty schedule;

Annual Volume	Royalty
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.5.4	provisions dealing with the proper recording of all sales of the RAA;

6.5.5	provisions regarding the respective contributions of each of the parties in defending or prosecuting patent infringements or allegations hereof;

6.5.6	an acknowledgement by REVANCE and DUOJECT to immediately notify the other of any improvement that each may discover, make, develop or be advised of relating to the RAA. In the event that the License Agreement is still in effect, then any such improvement shall be included in the exclusive license granted to REVANCE without any additional consideration or royalty payment. Any device-related improvement to the RAA whether derived from DUOJECT or REVANCE shall be owned by, and be the property of DUOJECT (subject to the license agreement being in effect);

6.5.7	provisions incorporating all of the terms and conditions of the confidentiality provisions contained herein and in any previous agreements respecting confidentiality previously signed by both parties;

6.5.8	undertaking by REVANCE shall undertake that it will not at any time during or after the term of the License Agreement dispute or attack the validity of any patent which has or may be granted to DUOJECT for the DUOJECT IP, nor will REVANCE assist or help others in such dispute or attack;

6.5.9	a provision that any dispute between the parties shall be finally settled by arbitration in accordance with the provisions of Article XI of the Agreement;

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The parties shall use reasonable efforts to memorialize the License Agreement, using custom and usage as a guide and acting reasonably and in good faith, within six (6) months after the commencement of negotiations. However, the failure to execute a License Agreement for any reason shall not limit REVANCE’s right to exploit the RAA under the license granted in Section 6.5 provided REVANCE continues to pay the Royalties and the minimum Royalty described in Sections 6.5.2 and 6.5.3.

6.6	In the event (i) any regulatory authority or other national government authority issues a request, directive or order that the RAA be recalled for reasons related to the RAA; (ii) a court of competent jurisdiction orders such a recall, or (iii) REVANCE reasonably determines that the RAA requires a recall, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the breach of DUOJECT’s warranties or otherwise from DUOJECT’s fault, DUOJECT agrees that it shall be responsible for promptly replacing those RAAs that were the cause of the recall at no cost to REVANCE. In addition, in such event, DUOJECT agrees that it shall be responsible for the reasonable expenses of any recall with respect to including notification and destruction or return of the recalled RAA and any costs associated with the distribution of the replacement RAA up to a cap of $[***] per recall. REVANCE shall bear the costs associated with any recall resulting from the fault of REVANCE.

6.7	For each year during the Term starting from the day that the RAA becomes commercially available to the public, REVANCE covenants and agrees to purchase from DUOJECT not less than the minimum purchase quotes set forth in the table below:

Year	Minimum RAA Unit Purchase
First	[***]
Second	[***]
Third	[***]
Fourth	[***]
All subsequent years of the Term	[***]

ARTICLE VII – PAYMENT

7.1

The incremental prices specified in Annex “D” shall remain in effect until product approval or no later than [***], (the “Outside Date”), whichever date shall first occur. For each year following the Outside date during the Term of this Agreement, the price of the RAA shall be increased or decreased as the case may be on the basis of the cost of oil (and specifically its effect on the cost of resin used in production of the RAA, but the increase or decrease in price shall only be in proportion to the cost of resin as a percentage of the overall cost of the RAA) in effect as of the date hereof plus or minus the increase (or decrease) in the cost of living average of the immediately preceding calendar year as reflected by the Wholesale Price Index of the U.S. Department of Labor’s Bureau of Labor Statistics for all commodities or if said index is no longer being published, then another index generally recognized as authoritative shall be substituted by agreement and if the Parties should not agree, such substituted index shall be selected by the then presiding judge of the Superior Court of the State of Delaware by the application

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of either Party. Such increase or decrease may occur only [***] in each twelve (12) month period, following ninety (90) days prior written notice to REVANCE. Any price increases shall only be effective for Purchase Orders submitted following the applicable price increase. If applicable laws or regulations require that any withholding taxes be withheld from amounts payable to DUOJECT hereunder, REVANCE will (i) be entitled to deduct those taxes from all remittable payments, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to DUOJECT after receipt of confirmation of payment from the relevant taxing authority.

7.2	Each supply of RAA supplied by DUOJECT pursuant to the terms and conditions hereof shall be invoiced separately by DUOJECT. Invoices shall not be issued earlier than the date of issue of the certificate of conformity and shall cite the purchase order number of REVANCE, the quantity of such delivery and shall be addressed to the Finance Department of REVANCE. REVANCE shall make payment to DUOJECT within thirty (30) days of the receipt by REVANCE of the invoice. All payments shall be made in US currency by bank draft or wire transfer.

7.3	REVANCE agrees to pay DUOJECT for the RAAs delivered, pursuant to section 7.2, in accordance with the incremental prices set out in Annex D. Pricing will be calculated on the quantity purchased during each 12 month period starting with the first delivery. Quantity price reductions shall apply only to the quantity purchased within each price level. At the end of each twelve (12) month period, total purchase quantity will be calculated and DUOJECT shall issue to REVANCE a credit for any quantity price reduction earned.

ARTICLE VIII – WARRANTIES – REPLACEMENT OF DEFECTIVE INTER-VIAL

8.1	DUOJECT represents and warrants that all RAAs to be supplied hereunder shall be manufactured and supplied (i) in accordance with the Specifications and all Applicable Laws, (ii) using no less than industry standard quality control procedures and reasonable care; and (iii) free from defects in material and workmanship.

8.2	Except for bodily injury, violation of confidentiality obligations, a Failure to Supply, and indemnity obligations, under no circumstances shall either Party be liable for special, indirect or consequential damages payable to the other Party.

8.3	DUOJECT represents and warrants that it has current compliance with and will at all times during the term comply with all licenses, permits and approvals of any relevant governmental or local authorities, as may be required to manufacture and supply the RAA to REVANCE pursuant to the terms and conditions of this Agreement and that DUOJECT has not received any notice of adverse findings from any regulatory authority with respect to the facilities where the RAA shall be manufactured, packaged and/or stored, which would prevent DUOJECT to perform its obligations hereunder.

8.4

DUOJECT represents that it knows of no patent infringement of the RAA, actual or threatened, and knows of no third party patents or other intellectual property rights which are infringed by the use of the RAA. If REVANCE’s rights with respect to the RAA are

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

enjoined, or if REVANCE has sufficient legal reason to believe that such rights are likely to be enjoined, then DUOJECT may, at its discretion and at DUOJECT’s sole expense, use reasonable efforts to procure for REVANCE the right to continue exercising such rights, to attempt to replace the RAA with substantially equivalent non-infringing product or to attempt to modify the RAA to become non-infringing, conforming to the requirements of this Agreement and the Purchase Order. Should DUOJECT be unable either to procure for REVANCE the right to continue to use the RAA or its equivalent or should DUOJECT be unable to modify the RAA to become non-infringing, then at REVANCE’s election, REVANCE may (but is not obligated to) terminate this Agreement and in such event, REVANCE shall have the option to exercise the License contemplated under Section 6.5. If REVANCE does not exercise such license, then it shall have no license from DUOJECT to use, distribute and sell the RAA, and in such event, REVANCE shall have the right to return any unsold RAA devices for a full refund and the parties shall be bound by the terms and conditions of Article X hereof.

8.5	DUOJECT undertakes, represents and warrants that it will maintain full traceability of the Lot numbers of all RAM to be supplied hereunder so as to be able to, and DUOJECT shall, supply REVANCE with any request relating thereto within five (5) Business Days of DUOJECT’s receipt of a written notice.

8.6	Each Party further represents and warrants to the other that the performance of their respective obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which such Party is a party or by which such Party is bound and will not conflict with or constitute a default under such party’s corporate charter or bylaws, or violate any Applicable Law; and that such party does not use nor will it use in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

8.7	Subject to Section 8.2, at REVANCE’s option, DUOJECT shall immediately credit free of charge all amounts paid by REVANCE with respect to any RAA that does not meet the warranties of this Article VIII, or (at REVANCE’s option) shall replace such non-conforming RAA with RAA that meet all such warranties as soon as commercially possible and no later than 90 days of REVANCE’s request, and shall refund to REVANCE any freight, insurance and transportation charges relating to such return and replacement of any defective or non-conforming RAA.

8.8	The warranty obligations of DUOJECT under this Article VIII and the sub-sections thereof shall not be construed to include an obligation to provide a warranty with respect to the following:

(a)	any defect attributable in whole or in part to misuse of the RAAs;

(b)	any damage or defects attributable to the repair or modification of the RAA by any party other than DUOJECT or its authorized manufacturer or supplier.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE IX – PRODUCT LIABILITY – INSURANCE

9.1	Each Party shall notify the other promptly after it learns of information about any incident involving the RAA resulting directly or indirectly in personal injury, death or damage to property or any side effect associated with the product and/or the RAA. Each of DUOJECT and REVANCE shall cooperate with the other in any reasonable investigation it wishes to make regarding such incident or side effect and shall make available all statements, reports, tests or other information produced or gathered by it and/or its Affiliates or made available to them by third parties in connection therewith. The furnishing of such information and any investigation undertaken shall not constitute any assumption of liability with respect to such incidents.

9.2	Without limiting any other warranties, DUOJECT warrants that all RAAs that would be supplied to REVANCE pursuant to a purchase order will conform to the Specifications. DUOJECT will convey title thereto free of all liens, claims, encumbrances, or the like, of any kind whatsoever. The warranties In article VIII and IX, and Section 3.3 hereof are the only warranties applicable under this Agreement All other warranties whether expressed or implied including but not limited to any and all implied warranties of merchantability and fitness for a particular purpose are disclaimed.

9.3	Subject to Section 8.2 and subject to the conditions set forth in Section 9.5 and the next sentence, provided that the RAA have been manufactured and supplied according to the Specifications, REVANCE agrees to indemnify and hold DUOJECT harmless from and against any claim, liability, damage or expense (including without limitation, attorneys’ fees) which may be sustained or suffered by DUOJECT arising in connection with a third party claim resulting from the use of the RAA in the Field (by or through REVANCE or its customers). Notwithstanding the foregoing, REVANCE shall have no obligation to indemnify and hold harmless DUOJECT to the extent that any injury or loss is the result of a) negligence or misconduct on the part of DUOJECT; b) failure by DUOJECT to comply with applicable laws or regulations; c) failure by DUOJECT to comply with the Specifications or other terms of this Agreement, or d) any matter for which DUOJECT is responsible for indemnifying REVANCE under this Agreement.

9.4	DUOJECT agrees to indemnify and hold REVANCE harmless from and against any claim, liability, damage, or expense (including, without limitation, attorneys’ fees) which may be sustained or suffered by REVANCE to the extent that such claim arises in connection with or is the result of (a) the RAA not being manufactured and supplied according to the Specifications or Applicable Laws, (b) DUOJECT’s negligence, misconduct or breach of any representation, warranty, or covenant hereunder, or (c) the infringement or violation by the RAA (or the manufacture, use or sale thereof) of the intellectual property rights of any third party. For clarity, the indemnity obligations of DUOJECT shall not apply (as it concerns an infringement issue) if DUOJECT is able to procure for REVANCE the right to continue to exercise its rights and shall also not apply to any consequential damages of REVANCE in connection with any such claim, but only amounts payable to a third party claimant in connection with indemnified such claim and the defense or settlement thereof.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.5	If any claim arises against a Party (the “Indemnitee’) for which the Indemnitee may seek indemnification from the other Party in accordance with this Article IX (the “Indemnitor”), the Indemnitee shall promptly notify in writing the Indemnitor of the nature and basis of such claim, and the amount thereof, to the extent known. The Indemnitor shall have the option to assume at its expense the sole control of the defense of any such claim. The Indemnitor shall thereafter keep the Indemnitee fully informed of the development of such claim and shall not make any settlement thereof without the prior written consent of the Indemnitee, which shall not be unreasonably withheld. If the Indemnitor does not elect to assume the defense of such claim within a reasonable period following Indemnitee’s notification of such claim, then Indemnitee shall be free to litigate, settle or otherwise assume the defense of such claim without prejudice to the obligation of Indemnitor to indemnify Indemnitee pursuant to the provisions of this Article IX.

9.6	Each Party warrants to the other that it is adequately insured and covenants that at all times during the Term of this Agreement it will maintain a comprehensive general liability insurance for sufficient and adequate protection against the risks associated with ongoing business in amounts customary in its industry for similar services and products.

ARTICLE X – TERM AND TERMINATION

10.1	This AGREEMENT shall start on the Effective Date and shall last for a period ending ten (10) years thereafter, or, if later, upon Patent Expiration, unless earlier terminated as provided for in Article 3.1 and in this Article X. Thereafter, REVANCE shall have the option to renew this Agreement for additional consecutive terms of five (5) years each by providing DUOJECT written notice of its election within thirty (30) days after the expiration of the then-current term (provided that DUOJECT shall provide REVANCE notice of Patent Expiration to enable its election). The initial term of this Agreement and any renewal terms shall be collectively referenced herein as the “Term” of this Agreement

10.2	This Agreement may be terminated by either Party upon written notice if the other Party fails to perform any of its duties or responsibilities or breaches any of its obligations hereunder, and the Party in breach has not remedied such failure within ninety (90) days from the receipt of notice of such failure from the other Party, subject to 12.1; provided that if either Party disputes any allegation of breach, the cure period will only commence upon resolution of such dispute in the other Party’s favor (in accordance with Article XI), and both Parties shall be bound to perform their respective obligations hereunder pending such resolution.

10.3

This Agreement may also be terminated immediately by either Party if the other Party: (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition or has a petition filed against it in bankruptcy or takes any similar action under bankruptcy or insolvency law, rule, regulation or statute that is not dismissed within 120 days thereafter, (iii) makes a general assignment for the benefit of its creditors, (iv) voluntarily commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(v) files a petition seeking reorganization, imposition, liquidation, dissolution or similar arrangement under bankruptcy law or any other applicable law, rule, regulation or statute of any other jurisdiction. Each Party agrees to promptly notify the other Party of the occurrence of any of these events.

10.4	Should DUOJECT fail to provide REVANCE with the requirements defined under Article 3.3, and should such failure be confirmed in accordance with Article XI (if disputed), REVANCE may terminate this Agreement upon written notice to DUOJECT.

10.5	Upon termination of this Agreement by DUOJECT pursuant to Section 10.2, all outstanding purchase orders placed by REVANCE shall become automatically null and void. Upon termination of this Agreement by REVANCE pursuant to Section 10.2, REVANCE shall have the option to cancel any outstanding purchase orders or require performance by DUOJECT thereunder. REVANCE shall be obligated to pay DUOJECT the price for RAA that have been purchased against such outstanding purchase orders unless there is or was a Material Breach by DUOJECT.

10.6	Upon termination or expiration of this Agreement, both Parties shall promptly return to the other Party all documents or media incorporating confidential Information received the one from the other (and all copies and extracts thereof).

10.7	Termination or expiration of this Agreement for any reason shall not release the Parties from their obligations under Articles VIII or IX in their entirety and section 12.8 which shall survive such termination or expiration. Sections 2.3, 3.3, 6.4, 6.5, 6.6, 7.3, 10.5, 10.6, 10.7, and Articles XI and XII shall also survive any expiration or termination of this Agreement. Neither party shall incur any liability whatsoever for any damages, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damages, loss, or expenses.

10.8

Notwithstanding the provisions of section 3.1 (i) hereof and in addition thereto, this Agreement may be terminated by REVANCE upon 180 days written notice to DUOJECT at any time following completion of the 4th anniversary of the Election Date, in which event and in addition to the preceding sections of this Article X, REVANCE shall cease and desist from the sale, manufacture, distribution or the commercial or non-commercial exploitation of the RAA.

ARTICLE XI – DISPUTES

11.1	Any disputes, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its rules and judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

11.2	The number of arbitrators shall be one and the place of arbitration shall be New York City, New York. The substantive law applicable to the dispute shall be that of the State of New York and of the USA. The language of the arbitration shall be English.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE XII – GENERAL PROVISIONS

12.1	Performance under this Agreement shall be excused to the extent and for so long as such performance is impaired, prevented or delayed by an Act of God, such as war, riot, insurrection, civil commotion, sabotage, fire, flood, earthquake, explosions that damage plants or facilities, acts of governmental authorities or any other cause unavoidable, unforeseeable and beyond the control of either Party (“Force Majeure”), provided that the Party availing itself of such excuse shall at all times exert its reasonable efforts to remove or avoid such cause and shall have resumed or completed its required performance promptly after such cause ceased to hinder or delay full performance hereunder. For clarity, any supply failure that lasts more than ninety (90) days due to Force Majeure events shall still be a Failure to Supply. The affected party shall give prompt notice to the other party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause. If DUOJECT becomes subject to an event of Force Majeure which interferes with production of the RAA at DUOJECT’s manufacturing facilities, DUOJECT shall cooperate and assist REVANCE with the transfer of production (including, without limitation, providing the Transition Information) and the parties shall mutually agree on and implement the agreed-upon action plan to transfer production of the RAA to another manufacturer designated by REVANCE.

12.2	This Agreement shall inure to and be binding upon the Parties, their successors and permitted assigns. Either Party may, without consent, assign this Agreement or the rights granted hereunder in whole or in part to an Affiliate upon written notice to the other Party. Assignment to a third party (other than an Affiliate) may be effected only with the prior written consent of the other Party, which will not be unreasonably conditioned, withheld or delayed; except that, without consent, either Party may assign its rights and obligations hereunder to any successor to all or substantially all of its business that concerns this Agreement (whether by sale of stock or assets, merger, consolidation or otherwise). Any assignment by a Party of part or all of this Agreement shall not increase the other Party’s obligations or otherwise modify its rights hereunder.

12.3	Notwithstanding the above, REVANCE agrees that subcontractors of DUOJECT more particularly, and without limitation, Kamek Inc. (“Kamek”) shall remain primarily and fully under DUOJECT responsibility for the performance of DUOJECT’s obligations under the terms of this Agreement, and DUOJECT shall remain jointly and severally liable for their acts and omissions in connection with the subject matter of this Agreement. REVANCE acknowledges that DUOJECT will be subcontracting a material portion of its obligations under this Agreement, in particular, with Kamek. All other subcontractors with which DUOJECT intends to deal shall be subject to REVANCE’s prior written approval which approval shall not unreasonably be withheld.

12.4	Nothing in this Agreement shall create, or be deemed to imply the creation of, any partnership, joint venture, or principal and agent relationship between REVANCE and DUOJECT, it being understood that the Parties have entered and shall perform this Agreement as independent contractors.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.5	Any notice, report or other written communication required or permitted to be made or given hereunder may be made or given by either Party to the other by personal in-hand delivery, by facsimile (fax) or electronic-mail, by first class mail, postage pre-paid, or by air courier, to the mailing address or FAX number or electronic-mail address set forth below:

If to DUOJECT:	DUOJECT MEDICAL SYSTEMS INC.
50 de Gaspé Street, Complex B-5
Bromont, Quebec, Canada
J2L 2N8
	Attention:	Daniel MacDonald, VP, Engineering Services
	Fax:	(450) 534-3700
	E-mail:	dmacdonald@duoject.com

With a copy to:	JOEL A. PINSKY
2 Place Alexis Nihon, Suite 1000
Montreal, Quebec, Canada
H3Z 3C1
	Fax:	(514) 933-0810
	E-mail:	jpinsky@pzssa.ca

If to REVANCE:	REVANCE THERAPEUTICS, INC.
7555 Gateway Blvd.
Newark, California, U.S.A.
94560
	Attention:	Daniel Browne and Curtis Ruegg
	Fax:	(510) 742-3401
	E-mail:	dbrowne@revance.com; cruegg@revance.com

Or to such other address or fax or electronic-mail as either Party shall designate by written notice, similarly given, to the other Party. Notices or written communications shall be deemed to have been sufficiently made or given (i) if by personal in-hand delivery, or by fax or electronic-mail with confirmed transmissions, when performed, (ii) if mailed, five (5) days after being deposited in the mail, registered postage prepaid; or (iii) if by air courier, three (3) days after delivery to the air courier company.

12.6	The terms and provisions of this Agreement, constitute the entire agreement between the PARTIES, hereto relating to the subject matter hereof and supersede all prior oral or written agreements, communications or understandings with respect to this subject. Except, however, for any confidentiality agreements entered into by the Parties relating however to the matter hereof which shall remain valid notwithstanding this Agreement and to the extent they are not modified by this Agreement. Any conflicting or inconsistent terms contained in any invoice or order confirmation shall be deemed null and void. Any amendment or modification of this Agreement shall only be effective when agreed upon by the Parties, in writing specifically referring to this Agreement and executed by duly authorized representatives of each Party. Failure by a Party to exercise or enforce any right hereunder shall not be deemed a waiver of such right or any other right, nor operate to bar the exercise or enforcement of such right at any time thereafter.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.7	Neither REVANCE nor DUOJECT will originate any publicity, news release, or other public announcement or comment, written or oral, relating to this Agreement, whether to the press, or otherwise, without the advance written consent of the other Party (which consent shall not be unreasonably withheld), except for any announcement which is required by law. A Party giving an announcement that is required by law will give the other Party an opportunity to review the form and content of such announcement and comment upon it to the extent practical.

12.8	The Parties hereto acknowledge that certain information exchanged between them under this Agreement is proprietary and confidential to the disclosing Party. Confidential Information means all information disclosed hereunder, whether in writing or orally, which is identified as being confidential or which would be apparent to a reasonable person familiar with the pharmaceutical industry to be information of a confidential or proprietary nature. Each Party agrees not to use (except to perform its obligations hereunder) or disclose any Confidential Information to any third party (other than employees or agents of such Party or to its Affiliates of stockholder who need to know such Confidential Information to permit the performance of this Agreement and who are bound by a comparable obligation of confidentiality) without the express written consent of the disclosing Party, unless such materials:

(a)	were known to the Party receiving the Confidential Information prior to the disclosure as evidenced by that PARTY’S written records; or

(b)	become generally available to the public through no fault of the receiving Party; or

(c)	are received by a Party in good faith from a third party, not in breach of an obligation of confidentiality; or

(d)	are independently developed by the Party as evidenced by dated written documentation receiving Confidential Information without use of such Confidential Information of the other party.

Notwithstanding the above, nothing contained in this Agreement shall preclude either Party from utilizing Confidential Information as may be necessary in obtaining governmental regulatory approvals, exercising their respective rights and licenses with respect to the RAA pursuant to the terms and conditions of this Agreement, or complying with Applicable Laws or court orders. These obligations of non-use and confidentiality shall be effective during the term of this Agreement and shall also survive for ten (10) years following the termination or expiration of this Agreement. Upon the termination of this Agreement, all Confidential Information received by the disclosing party hereunder (and all copies and extracts thereof) shall be returned to the disclosing Party, except for a single copy to be kept in the receiving Party’s confidential file solely for the purposes of determining compliance with its obligations of confidentiality hereunder.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.9	This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10	This Agreement is negotiated and drafted in the English language and only the English text will be binding upon the Parties. It is further agreed upon that any and all reports, notes or other documents that are to be provided hereunder by one Party to the other Party, will be provided in the English language.

12.11	The Parties agree that this Agreement shall be treated as Confidential Information, but each party may disclose this Agreement as required by law and in connection with acquisition and financing activities.

ARTICLE XIII – RIGHT OF FIRST REFUSAL

13.1	In the event that DUOJECT shall receive from a third party at any time during the Term an offer to license the RAA for a use other than in the Field at a specified price, terms and conditions (hereinafter referred to as the “Bona Fide Offer”) whether such price, terms and conditions be fixed by DUOJECT or the third party, and DUOJECT shall decide to license the RAA for such use and for such price, DUOJECT shall promptly give to REVANCE notice of any such offer received from a third party and of DUOJECT’s willingness to license the RAA outside the Field for the price and for the use and for the terms and conditions offered. REVANCE shall have the first refusal and privilege (which will hereafter be referred to as an “Option”) of licensing the RAA outside the Field at such price, terms and conditions and in such area of use as was specified in the Bona Fide Offer.

13.2	REVANCE shall be obliged to exercise or decline the Option within ten (10) business days after REVANCE receives notice from DUOJECT of the Bona Fide Offer by REVANCE notifying DUOJECT that REVANCE will license (or declines to license) the RAA for the price, terms and amounts and in and for the use specified in the Bona Fide Offer. In the event that REVANCE shall not give DUOJECT within the said ten (10) business day period notice of its election to license the RAA for the uses and for the price, terms and conditions specified in the Bona Fide Offer, DUOJECT may thereafter license the RAA outside the Field to the party making the offer subject, however, to the terms and conditions of this Agreement. If for any reason the RAA are not licensed to such third party upon the specified use, price, terms and conditions, notice of any subsequent Bona Fide Offer to license the RAA outside the Field acceptable to DUOJECT shall be given to REVANCE upon the same terms and conditions for acceptance or rejection as herein above provided.

The following Annexes hereto form an integral part of this Agreement:

•	Annex “A”: PRODUCT DESIGN SPECIFICATIONS

•	Annex “B”: TIMELINE AND PROJECT PLAN

•	Annex “C”: DEVELOPMENT MILESTONES/PAYMENTS

•	Annex “D”: PRICE SCHEDULE

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the Effective Date

DUOJECT MEDICAL SYSTEMS INC.	REVANCE PHARMACEUTICALS, INC.

/s/ David Reynolds	/s/ Curtis Ruegg
PER: DAVID REYNOLDS, President	PER: CURTIS RUEGG, EVP R&D

I have authority to bind the Company	I have authority to bind the Company

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX “A”

PRODUCT DESIGN SPECIFICATIONS

[***]

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX “B”

TIMELINE AND PROJECT PLAN

[***]

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX “C”

DEVELOPMENT MILESTONES/PAYMENTS

Development activities

DUOJECT will perform design work to meet the proprietary status of the RAA for REVANCE according to the specifications contained in the PDS document.

Development costs below (Customization Schedule) include engineering work performed on the RAA in order to customize DUOJECT’s existing technology to comply with REVANCE’s requirements.

Results of focus studies conducted by REVANCE chosen physicians as well as upcoming FDA feedback may generate additional design work on the RAA. This information, once shared with DUOJECT, will be converted into Design Input Requirements and incorporated in the PDS prior to design freeze and PDS final approval. Below Customization Schedule costs therefore also include estimates for additional engineering design work to come and are subject to change once design is frozen and final PDS is approved.

Only once new design inputs are received from REVANCE and PDS is approved will tooling modification costs be available to share with REVANCE.

Tooling and assembly costs listed below are for large production volumes of the RAA that will most likely not be required until 2012, once FDA approval is received by REVANCE. Tooling costs for all plastic components are listed for [***] production molds. Capital investments for semi-automatic and upgrade to fully automated assembly are budgetary as final quotations have yet to arrive from machinery vendors. Firmer numbers will be provided to REVANCE as soon as available.

Note that Engineering or Tooling costs already paid by REVANCE to DUOJECT are not included in list below.

Relying upon Revance’s e-mail to Duoject of February 1st, 2010 by which ReVance agreed to reimburse Duoject 50% of the price of the RAA tooling within a short delay following the receipt by ReVance of a regulatory notice permitting the marketing of the RAA, Duoject agrees to purchase a set of 4-cavity cold runner production tools, as described in Milestone Payments below, for the injection molding of the Duoject Components of the ReVance RAA required for CT3 trials in Q3 2010.

Milestone Payments

[***]

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX “D”

PRICE SCHEDULE

DUOJECT will apply the following incremental prices per RAA for each 12 month period starting with the first delivery to REVANCE.

[***]

Pricing for RAA is ex works and includes molded components and automated assembly (production RAA). Prices also include packaging in PE double-bags as well as gamma sterilization on route to contract filler/final assembler.

Suggested shipment scenario for RAAs: packaged [***] per box, [***] boxes per pallet.

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ANNEX “E”

Duoject Engineering Services Rates – 2010

[***]

[ ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.